UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   August 23, 2013

Nexus Enterprise Solutions, Inc.
(Exact name of registrant as specified in charter)

Wyoming	333-184832	45-2477894
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)
5340 N. Federal Highway, Suite 206
Lighthouse Point, Florida 33064
(Address of Principal Executive Offices and zip code)

Registrant's telephone number, including area code: 800-781- 7970

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Election of Chief Executive Officer and Chief Technology Officer

Effective August 26, 2013, that Nexus Enterprise Solutions, Inc. confirms the election of James Bayardelle as Chief Executive Officer, Jason Foster to Chief Technology Officer.and James Bayardelle to the Board of Directors.

(a) On August 23, 2013 Jason Foster tendered his resignation from his role as Chief Executive Officer and has been appointed by the Board of Directors of Nexus Enterprise Solutions, Inc. to Chief Technology Officer effective August 26, 2013th.  During his tenure as CEO, Foster led the company’s successful effort to transition its targeted data distribution technology from that of a third-party provider model to that of a proprietary platform.  Foster also led several key initiatives that helped the organization evolve into a leader in providing targeted data solutions.  Under Mr. Bayardelle’s leadership, Foster will continue to manage the evolution of Nexus’ technology services.

(b) On August 23, 2013, the Board of Directors of Nexus Enterprise Solutions, Inc. appointed James Bayardelle to Chief Executive Officer and joins the company’s Board of Directors effective August 26, 2013. Prior to becoming a co-founder of Nexus Enterprise Solutions, Inc. in 2010, Bayardelle was Chief Marketing Officer of First Choice Debt Resolution responsible for all marketing initiatives and internal lead generation.  While at this debt settlement company, he led First Choice to revenue growth exceeding $10 million annually.  Prior to First Choice, Bayardelle was associated with internet companies in verticals such as health care, travel and real estate.

In connection with his appointment to CEO, Bayardelle entered into an agreement with Company on August 26, 2013. Pursuant to his agreement, which was approved by the Board on August 26, 2013, Bayradelle will be compensated a one time allocation of 500,000 shares of common stock for his role of Chief Executive Officer.

(c) On August 23,2013, Nexus Enterprise Solutions, Inc. accepted the resignation of Maureen Morgan- Bokzam from her  role of  Vice President as well as her Board of Directors position. Ms. Morgan-Bokzam resignation will be effective August  26, 2013. Following her departure, Ms. Morgan –Bokzam will remain in Florida to pursue other interests outside the company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nexus Enterprise Solutions, Inc.

Date: August 23, 2013	By:	/s/ John Limansky
John Limansky President